Exhibit 10.1

OFFER LETTER

February 11, 2021

Ankur Dhingra

[…***…]

[…***…]

Dear Ankur,

I am pleased to offer you a position with CareDx, Inc. (the “Company”) as Chief Financial Officer reporting to Reg Seeto, President and Chief Executive Officer. Start date will be March 25, 2021 or another mutually agreed upon date. This position is a full-time, exempt position, based out of our headquarters in South San Francisco, California.

Effective upon commencement of your full-time employment at the Company you will receive an annualized salary of $400,000.00 paid on a semi-monthly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck.

Additionally, you will be eligible to participate in our variable performance bonus plan, which has a current annual target of 60% of your base salary. You must be employed at the time of payout and the amount is subject to all state and federal taxes. Please note that employees who start employment after October 1st are not eligible for bonus within that same plan year.

Subject to the approval of the Board of Directors of the Company you will be granted an option to purchase 30,000 shares of the Company’s Common Stock. This option shall vest, subject to your continued employment with the Company, as to one fourth (1/4) of the shares on the one-year anniversary of your start date, and as to an additional one forty-eighth (1/48th) of the total number of shares subject to the option at the end of each calendar month thereafter. Details of the price of these options will be provided in your stock option grant and determined by the board of directors.

Subject to the approval of the Board of Directors of the Company, you will be granted restricted stock units of 14,500. 25% of the Restricted Stock Units will vest on the 1-Year anniversary of the Vesting Commencement Date and 25% of the Restricted Stock Units will vest each year thereafter on the same date as the Vesting Commencement date, subject to Participant continuing to be a Service Provider through each such date.

Subject to the approval of the Board of Directors of the Company, you will be granted performance stock units of 2,500. 50% of the Performance Stock Units will vest on the 2-Year anniversary of the Vesting Commencement Date and 50% of the Restricted Stock Units will vest on the 3-Year anniversary of the Vesting Commencement Date.

We are offering you a signing bonus of $100,000.00, subject to appropriate taxes. This will be payable after you have been working full-time for at least thirty days. If you choose to terminate your employment with CareDx within one (1) year of the payment of the relocation bonus, the entire bonus will be repayable to CareDx. If you terminate your employment within two (2) years of payment of the signing bonus, 50% of the bonus will be repayable to CareDx.

CareDx will provide you with a cell phone allowance of $80.00 per month. This allowance is intended to cover at least 50% of the cost of your personal monthly cell phone plan.

As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as described in the CareDx Benefits Brochure. You should note that the Company may modify, in its sole discretion, job titles, salaries, holidays, vacation and any other benefits from time to time as it deems necessary.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Your employment also is subject to successful verification of your professional references, and to our standard pre-employment process, which includes completion of an employment application and successful completion of a standard background check.

As a condition to your employment with the Company, you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, a copy of which will be provided to you.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California.

This letter, along with the CareDx Confidential Information, Invention Assignment, Non-Competition and Arbitration Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. To accept this offer sign and date within DocuSign. Please direct any questions regarding the offer letter to Jere Ramsey-Lester, SR HR Business Partner at […***…]. This offer will expire on February 15, 2021.

We look forward to working with you at CareDx, Inc.

Sincerely,

/s/ Reg Seeto

Reginald Seeto
CEO & President

ACCEPTED AND AGREED TO this 11th day of February, 2021

/s/ Ankur Dhingra
Ankur Dhingra